UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           January 22, 2009

BANCFIRST CORPORATION
(Exact name of registrant as specified in its charter)

OKLAHOMA (State or other jurisdiction of incorporation)	0-14384 (Commission File Number)	73-1221379 (I.R.S. Employer Identification No.)

101 North Broadway, Oklahoma City, Oklahoma (Address of principal executive offices)	73102 (Zip Code)
Registrant’s telephone number, including area code    (405) 270-1086

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On January 22, 2009 the Board of Directors of BancFirst Corporation (the “Company”) approved Amendment No. 1 to the Company’s existing Rights Agreement, dated February 25, 1999 (the “Rights Agreement”) between the Company and BancFirst (an Oklahoma banking corporation and wholly owned subsidiary of the Company) as Rights Agent. The material amendment to the Rights Agreement was to extend the final expiration date of the common share purchase rights (the “Rights”) issued pursuant to the Rights Agreement from February 25, 2009 to February 25, 2019.  Amendment No. 1 to the Rights Agreement is not in response to any specific effort to acquire control of the Company, and the Board of Directors of the Company is not aware of any such effort.

        The Rights will only become exercisable if a person or group has acquired, or announced an intention to acquire, 15% or more of the outstanding Common Shares. The Rights are designed to enable the Company’s shareowners to realize the full long-term value of their investment and to provide for fair and equal treatment for all shareowners in the event that an unsolicited attempt is made to acquire the Company. The Rights are intended to provide the Board of Directors of the Company with sufficient time to consider any and all alternatives to such an action.

        The original Rights Agreement and Amendment No. 1 are filed herewith as Exhibits 4.1 and 4.2, respectively. The foregoing description of the Rights Agreement and changes to the terms of the Rights does not purport to be complete and is qualified in its entirety by references to Exhibits 4.1 and 4.2.

Item 3.03. Material Modification to Rights of Security Holders.

        The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 9.01. Financial Statements and Exhibits.

              (d)   Exhibits. The following exhibits are being filed herewith:

(4.1)	Rights Agreement, dated February 25, 1999 between BancFirst Corporation and BancFirst.
(4.2)	Amendment No. 1 to Rights Agreement between BancFirst Corporation and BancFirst, dated January 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCFIRST CORPORATION
(Registrant)

Date January 28, 2009	/s/ Joe T. Shockley, Jr.
(Signature)
Joe T. Shockley, Jr.
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)